Exhibit 99.1
BigBear.ai Announces Close of Pangiam Acquisition, $54M of Incremental Cash Proceeds, Net Loss of $21.3 million in Q4 2023, and Second Consecutive Quarter of Positive Adjusted EBITDA in Q4 2023 Financial Results

•Announced successful close of Pangiam acquisition in an all-stock transaction, combining facial recognition, image-based anomaly detection and advanced biometrics with BigBear.ai’s computer vision capabilities.
•Approximately $54 million of cash proceeds, before fees, related to warrants exercised in the first quarter of 2024, bringing additional liquidity and strengthening the Company’s balance sheet.
•Net loss of $21.3 million in the fourth quarter of 2023, an improvement of $8.6 million as compared to a net loss of $29.9 million for the fourth quarter of 2022.
•Second consecutive quarter of positive adjusted EBITDA at $3.7 million.
•2H 2023 cash flow positive, first time since public company debut in December 2021.
•2024 Revenue outlook provided of $195 - $215 million.

COLUMBIA, MD – March 7, 2024 – BigBear.ai Holdings, Inc. (NYSE: BBAI) (“BigBear.ai” or the “Company”), a leader in AI-powered decision intelligence solutions, today announced financial results for the fourth quarter and full year ended December 31, 2023, released 2024 revenue guidance and issued an investor letter that has been posted to the Investor Relations section of the Company’s website.

BigBear.ai CEO Mandy Long said, “As we close out FY 2023, I am proud of the work that we have done as a company to solidify BigBear.ai’s foundation. We entered the year in a different position than many other companies that are playing a role in the transformative potential of artificial intelligence. After joining in October 2022, I spoke openly about needing a foundational year to overhaul our operating structure, wind down contracts that did not meet our business objectives, reset the strategic priorities of BigBear.ai, and manage uncertainty in a volatile macroeconomic and geopolitical environment. In short, we had to do the hard work to get our house in order. We stand here in early 2024 knowing that we did what we said we would do. With the completion of the Pangiam acquisition and incremental cash proceeds of $54M from warrants exercised in Q1 2024, we are well positioned for healthy growth in the year ahead.”

Kevin McAleenan, former CEO of Pangiam, has been announced as President, and will play a critical role in leading the business combination. “Together, we will be able to deliver broader capabilities and more value to our customers and partners. The combined company is positioned to be a breakout leader, with both a proven track record of innovating in our target markets and developing cutting-edge products. We couldn’t be more excited about the future.”

Financial Highlights
•Revenue grew 0.5% to $40.6 million for the fourth quarter of 2023, compared to $40.4 million for the fourth quarter of 2022.
*Refer to the “Non-GAAP Financial Measures” section in this press release.

•Gross margin of 32.1% in the fourth quarter of 2023, an increase from 29.2% in the fourth quarter of 2022, driven by improved Federal margins on our largest fixed price contracts coupled with mixing out of lower margin work such as EPASS that completed in July 2023.
•Net loss of $21.3 million for the fourth quarter of 2023, which includes $9.4 million of non-cash expense related to the change in the fair value of warrants that were issued in 2023, and $6.1 million of equity-based compensation expense, compared to a net loss of $29.9 million for the fourth quarter of 2022, which included $18.3 million of non-cash goodwill impairment charges and $2.6 million of restructuring charges.
•Non-GAAP Adjusted EBITDA* of $3.7 million for the fourth quarter of 2023 compared to $(2.5) million for the fourth quarter of 2022, primarily driven by gross margin improvement and continued focus on operating expense reductions.
•SG&A of $18.2 million for the fourth quarter of 2023 compared to $15.6 million for the fourth quarter of 2022, primarily driven by an increase in equity-based compensation.
•Recurring SG&A* has been reduced from $16.1 million in the fourth quarter of 2022 to $12.3 million in the fourth quarter of 2023, a net improvement of $3.8 million.
•Ending cash balance of $32.6 million as of December 31, 2023 compared to $12.6 million as of December 31, 2022.

New Developments
•BigBear.ai announced a successful close of its acquisition of Pangiam Intermediate Holdings, LLC (Pangiam), a leader in Vision AI for the global trade, travel, and digital identity industries. This strategic move, finalized on February 29, 2024, accelerates and evolves BigBear.ai’s mission to create clarity for the world’s most complex decisions in three markets: national security, supply chain management, and digital identity. The combined entity will create one of the industry’s most comprehensive Vision AI portfolios, combining facial recognition, image-based anomaly detection and advanced biometrics with BigBear.ai’s computer vision and predictive analytics capabilities.
•On February 27, 2024, BigBear.ai entered into a warrant exercise agreement whereby an existing accredited investor elected to exercise approximately 8.9 million warrants, generating approximately $20.6 million of gross proceeds, prior to fees, for the Company. In connection with the warrant exercise, BigBear.ai issued 5.8 million new warrants with an exercise price per share equal to $3.78, which are not exercisable for six months.
•On March 4, 2024, BigBear.ai entered into a warrant exercise agreement whereby an existing accredited investor elected to exercise approximately 13.9 million warrants, generating approximately $33.2 million of gross proceeds, prior to fees, for the Company. In connection with the warrant exercise, BigBear.ai issued 9.0 million new warrants with an exercise price per share equal to $4.75, which are not exercisable for six months.
*Refer to the “Non-GAAP Financial Measures” section in this press release.

•In December 2023, BigBear.ai announced a partnership with Amazon Web Services Professional Services (AWS ProServe). AWS ProServe customers will be able to access the power of BigBear.ai’s ProModel AI-driven warehousing solutions, including optimized facilities design, streamlined process workflows, efficient staffing models, arrival and departure scheduling, and strategic resource allocation, among other enhancements.
•In December 2023, the US Army announced an extension of the GFIM Phase 2 Prototype. During the initial Phase 2 period, BigBear.ai laid the groundwork for a modernized force structure system. The team successfully navigated the complexities of the U.S. Army’s requirements, and this extension will see the continuation of that partnership as the project moves towards operationalizing the prototype within the cARMY cloud.
•In October 2023, BigBear.ai was invited back to participate for the third time with the Navy’s AI Task Force at its annual Naval Exercise, Digital Vanguard. BigBear.ai’s leading computer vision capabilities were on display again, showing the power of AI integrated into the Navy’s existing systems where BigBear.ai demonstrated object detection from Full Motion Video (FMV), and descriptive and predictive analytics. Following this, the US Navy has again selected BigBear.ai to participate in an upcoming naval exercise to demonstrate its data and AI orchestration capabilities. The exercise is scheduled to take place in California in the second half of this year (2024).
•In the fourth quarter of 2023, BigBear.ai responded to the National Institute of Standards and Technology’s (NIST) public comment letter concerning guidelines for auditing AI systems and models, synthetic content labeling, and global technical standards development. BigBear continues to provide thought leadership, aiding in the important discussion of shaping future AI standards.
•BigBear.ai exhibited at the Association of the United States Army annual meeting & exposition in October of 2023. BigBear.ai demonstrated its latest solutions in Intelligent Automation, Contested Logistics, and Computer Vision.
•BigBear.ai’s CTO, Ted Tanner Jr., spoke at MIT’s 5th annual workshop focused on AI for National security. Ted’s panel focused on both the needs for AI in the Defense space as well as the challenges posed by AI and how to continue to safeguard the nation during the evolution of this technology. Ted was joined by panelists from NASA Goddard Space Flight Center, NSA, Georgetown University, and OSD R&E.
•BigBear.ai CTO, Ted Tanner Jr., spoke on the state of the union of the AI industry as the keynote speaker at the inaugural State of Tech Dinner, Charleston Digital Corridor in Charleston, SC.

*Refer to the “Non-GAAP Financial Measures” section in this press release.

Financial Outlook

The following information and other sections of this release contain forward-looking statements, which are based on the Company’s current expectations. Actual results may differ materially from those projected. It is the Company’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, changes in law, or new accounting standards until such items have been consummated, enacted, or adopted. For additional factors that may impact the Company’s actual results, refer to the “Forward-Looking Statements” section in this release.

For the year-ended December 31, 2024, the Company projects:
•Revenue between $195 million and $215 million
•The projections include the results of Pangiam after the acquisition date of February 29, 2024
*Refer to the “Non-GAAP Financial Measures” section in this press release.

Summary of Results for the Fourth Quarter and Year to Date Periods Ended
December 31, 2023 and December 31, 2022
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
$ thousands (expect per share amounts)	2023	2022	2023	2022
Revenues	$40,563	$40,357	$155,164	$155,011
Cost of revenues	27,547	28,572	114,563	112,018
Gross margin	13,016	11,785	40,601	42,993
Operating expenses:
Selling, general and administrative	18,232	15,570	71,057	84,775
Research and development	2,031	1,199	5,035	8,393
Restructuring charges	42	2,641	822	4,203
Transaction expenses	1,284	454	2,721	2,605
Goodwill impairment	—	18,292	—	53,544
Operating loss	(8,573)	(26,371)	(39,034)	(110,527)
Interest expense	3,544	3,770	14,200	14,436
Net increase (decrease) in fair value of derivatives	9,395	(27)	7,424	(1,591)
Other (income) expense	(306)	7	(393)	19
Loss before taxes	(21,206)	(30,121)	(60,265)	(123,391)
Income tax expense (benefit)	50	(226)	101	(1,717)
Net loss	$(21,256)	$(29,895)	$(60,366)	$(121,674)

Basic and diluted net loss per share	$(0.14)	$(0.23)	$(0.40)	$(0.95)

Weighted-average shares outstanding:
Basic	156,818,532	127,886,607	149,234,917	127,698,478
Diluted	156,818,532	127,886,607	149,234,917	127,698,478

EBITDA* and Adjusted EBITDA* for the Fourth Quarter and Year to Date Periods Ended
December 31, 2023 and December 31, 2022
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
$ thousands	2023	2022	2023	2022
Net loss	$(21,256)	$(29,895)	$(60,366)	$(121,674)
Interest expense	3,544	3,770	14,200	14,436
Interest income	(306)	—	(392)	—
Income tax expense (benefit)	50	(226)	101	(1,717)
Depreciation and amortization	1,965	1,994	7,901	7,758
EBITDA	(16,003)	(24,357)	(38,556)	(101,197)
Adjustments:
Equity-based compensation	6,079	(295)	18,671	10,865
Employer payroll taxes related to equity-based compensation(1)	75	—	440	—
Net increase (decrease) in fair value of derivatives(2)	9,395	(27)	7,424	(1,591)
Restructuring charges(3)	42	2,641	822	4,203
Non-recurring strategic initiatives(4)	545	—	3,025	—
Non-recurring litigation(5)	2,250	—	2,250	—
Transaction expenses(6)	1,284	454	2,721	2,605
Goodwill impairment(7)	—	18,292	—	53,544
Non-recurring integration costs(8)	—	781	—	7,255
Capital market advisory fees(9)	—	—	—	741
Commercial start-up costs(10)	—	—	—	6,490
Adjusted EBITDA	$3,667	$(2,511)	$(3,203)	$(17,085)

(1)	Includes employer payroll taxes due upon the vesting of restricted stock units granted to employees.
(2)	The increase in fair value of derivatives during the year ended December 31, 2023 primarily relates to changes in the fair value of PIPE and RDO warrants issued during the first and second quarters of 2023. The (decrease) increase in fair value of derivatives during the years ended December 31, 2022 and 2021 primarily relate to the Forward Share Purchase Agreements that were entered into prior to the closing of our business combination on December 7, 2021 (the “Business Combination”) and were fully settled during the first quarter of 2022, as well as the change in the fair value of private warrants.
(3)	In the third and fourth quarters of 2022 and the first quarter of 2023, the Company incurred employee separation costs associated with a strategic review of the Company’s capacity and future projections to better align the organization and cost structure and improve the affordability of its products and services. In addition, restructuring charges during the year ended December 31, 2022 include an impairment of the right-of-use assets associated with certain underutilized real estate leases that we vacated during the fourth quarter.
(4)	Non-recurring professional fees related to the execution of certain strategic initiatives of the Company.
(5)	Non-recurring litigation consists primarily of legal settlements and related fees for specific proceedings that we have determined arise outside of the ordinary course of business based on the following considerations which we assess regularly: (1) the frequency of similar cases that have been brought to date, or are expected to be brought within two years; (2) the complexity of the case; (3) the nature of the remedy(ies) sought, including the size of any monetary damages sought; (4) offensive versus defensive posture of us; (5) the counterparty involved; and (6) our overall litigation strategy.
(6)	Transaction expenses during the year ended December 31, 2023 consist primarily of diligence, legal, and other related expenses incurred associated with the Pangiam Acquisition. Transaction costs incurred during the year ended December 31, 2022 are primarily related to our acquisition of ProModel Corporation as well as costs associated with evaluating other acquisition opportunities.
(7)	During the second and fourth quarter of 2022, the Company recognized non-cash goodwill impairment charges related to its previously reported Cyber & Engineering and Analytics reportable segments, respectively. During the first quarter of 2023, the Company reevaluated its operating and reportable segments following an organizational and legal entity restructuring, which allowed the Company to align its operations with how the business will be managed. As a result of this reevaluation, effective for the first quarter of fiscal year 2023, the Company determined it that it manages its operations as a single operating and reportable segment.
(8)	Non-recurring internal integration costs related to the Business Combination.
*Refer to the “Non-GAAP Financial Measures” section in this press release.

(9)	The Company incurred capital market and advisory fees related to advisors assisting with the Business Combination.
(10)	Commercial start-up costs include certain non-recurring expenses associated with tailoring the Company’s products for commercial customers and use cases.
*Refer to the “Non-GAAP Financial Measures” section in this press release.

Consolidated Balance Sheets as of
December 31, 2023 and December 31, 2022
(Unaudited)

$ in thousands	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$32,557	$12,632
Accounts receivable, less allowance for credit losses	21,949	30,091
Contract assets	4,822	1,312
Prepaid expenses and other current assets	4,449	10,300
Total current assets	63,777	54,335
Non-current assets:
Property and equipment, net	997	1,433
Goodwill	48,683	48,683
Intangible assets, net	82,040	85,685
Deferred tax assets	—	51
Right-of-use assets	4,041	4,638
Other non-current assets	372	483
Total assets	$199,910	$195,308

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$11,038	$15,422
Short-term debt, including current portion of long-term debt	1,229	2,059
Accrued liabilities	16,233	13,366
Contract liabilities	879	2,022
Current portion of long-term lease liability	779	806
Derivative liabilities	37,862	—
Other current liabilities	602	2,085
Total current liabilities	68,622	35,760
Non-current liabilities:
Long-term debt, net	194,273	192,318
Long-term lease liability	4,313	5,092
Deferred tax liabilities	37	—
Other non-current liabilities	—	10
Total liabilities	267,245	233,180
Stockholders’ deficit:
Common stock	17	14
Additional paid-in capital	303,428	272,528
Treasury stock, at cost 9,952,803 shares at December 31, 2023 and December 31, 2022	(57,350)	(57,350)
Accumulated deficit	(313,430)	(253,064)
Total stockholders’ deficit	(67,335)	(37,872)
Total liabilities and stockholders’ deficit	$199,910	$195,308

Consolidated Statements of Cash Flows for the Year Ended
December 31, 2023 and December 31, 2022
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
$ in thousands	2023	2022	2023	2022
Cash flows from operating activities:
Net loss	$(21,256)	$(29,895)	$(60,366)	$(121,674)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,965	1,994	7,901	7,758
Amortization of debt issuance costs	506	732	2,018	2,302
Equity-based compensation expense	6,079	(295)	18,671	10,865
Goodwill impairment	—	18,292	—	53,544
Impairment of right-of-use assets	—	901	—	901
Non-cash lease expense	147	174	597	174
Provision for doubtful accounts	132	—	1,739	55
Deferred income tax expense (benefit)	35	(307)	88	(1,757)
Net increase (decrease) in fair value of derivatives	9,395	(27)	7,424	(1,591)
Loss on sale of property and equipment	—	—	10	—
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	6,949	1,561	6,403	(798)
(Increase) decrease in contract assets	(4,370)	11	(3,510)	(286)
(Increase) decrease in prepaid expenses and other assets	(282)	(5,251)	5,899	(1,702)
Increase (decrease) in accounts payable	1,962	7,996	(4,384)	9,942
Increase (decrease) in accrued liabilities	602	(4,128)	2,637	(5,121)
Decrease in contract liabilities	(1,441)	(2,736)	(1,143)	(3,740)
(Decrease) increase in other liabilities	(497)	450	(2,291)	2,210
Net cash used in operating activities	(74)	(10,528)	(18,307)	(48,918)
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	—	—	—	(4,465)
Purchases of property and equipment	—	(33)	(2)	(769)
Capitalized software development costs	(1,084)	—	(3,828)	—
Net cash used in investing activities	(1,084)	(33)	(3,830)	(5,234)
Cash flows from financing activities:
Proceeds from issuance of Private Placement shares and Registered Direct Offering shares	—	—	50,000	—
Payment of Private Placement and Registered Direct Offering transaction costs	—	—	(5,724)	—
Repurchase of shares as a result of forward share purchase agreements	—	—	—	(100,896)
Proceeds from short-term borrowings	1,229	2,059	1,229	2,059
Repayment of short-term borrowings	—	(769)	(2,059)	(4,233)
Issuance of common stock upon ESPP purchase	645	—	1,176	—
Payments for taxes related to net share settlement of equity awards	(343)	(52)	(2,560)	(67)
Net cash provided by (used in) financing activities	1,531	1,238	42,062	(103,137)
Net increase (decrease) in cash and cash equivalents and restricted cash	373	(9,323)	19,925	(157,289)
Cash and cash equivalents and restricted cash at the beginning of period	32,184	21,955	12,632	169,921
Cash and cash equivalents and restricted cash at the end of the period	$32,557	$12,632	$32,557	$12,632

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding BigBear.ai’s industry, future events, and other statements that are not historical facts. These statements are based on various assumptions, whether or not identified herein, and on the current expectations of BigBear.ai’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by you or any other investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond our control. These forward-looking statements are subject to a number of risks and uncertainties, including those relating to: changes in domestic and foreign business, market, financial, political, and legal conditions; the uncertainty of projected financial information; delays caused by factors outside of our control, including changes in fiscal or contracting policies or decreases in available government funding; changes in government programs or applicable requirements; budgetary constraints, including automatic reductions as a result of “sequestration” or similar measures and constraints imposed by any lapses in appropriations for the federal government or certain of its departments and agencies; influence by, or competition from, third parties with respect to pending, new, or existing contracts with government customers; changes in our ability to successfully compete for and receive task orders and generate revenue under Indefinite Delivery/Indefinite Quantity contracts; our ability to realize the benefits of the strategic partnerships; risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings; failure to realize anticipated benefits of the combined operations; potential delays or changes in the government appropriations or procurement processes, including as a result of events such as war, incidents of terrorism, natural disasters, and public health concerns or epidemics, such as the coronavirus outbreak; the identified material weakness in our internal controls over financial reporting (including the timeline to remediate the material weakness); increased or unexpected costs or unanticipated delays caused by other factors outside of our control, such as performance failures of our subcontractors; the rollout of the business and the timing of expected business milestones; the effects of competition on our future business; our ability to obtain and access financing in the future; and those factors discussed in the Company’s reports and other documents filed with the SEC, including under the heading “Risk Factors.” If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that BigBear.ai presently does not know or that BigBear.ai currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect BigBear.ai’s expectations, plans or forecasts of future events and views as of the date of this release. BigBear.ai anticipates that subsequent events and developments will cause BigBear.ai’s assessments to change. However, while BigBear.ai may elect to update these forward-looking statements at some point in the future, BigBear.ai specifically disclaims any obligation to do so. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Non-GAAP Financial Measures

The financial information and data contained in this press release is unaudited. Some of the financial information and data contained in this press release, such as EBITDA, Adjusted EBITDA, and Recurring SG&A have not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). To supplement our unaudited condensed consolidated financial statements, which are prepared and presented in accordance with GAAP in our press release, we also report certain non-GAAP financial measures. A “non-GAAP financial measure” refers to a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in such company’s financial statements. Non-GAAP financial measures should not be considered in isolation or as a substitute for the relevant GAAP measures and should be read in conjunction with information presented on a GAAP basis. Because not all companies use identical calculations, our presentation of non-GAAP measures may not be comparable to other similarly titled measures of other companies.

The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP and should not be considered measures of BigBear.ai’s liquidity. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of certain items, as defined in our non-GAAP definitions below, which are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be different from non-GAAP financial measures used by other companies, even where similarly titled, limiting their usefulness for comparison purposes and therefore should not be used to compare BigBear.ai’s performance to that of other companies. We endeavor to compensate for the limitation of the non-GAAP financial measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP financial measures.

We believe these non-GAAP financial measures provide investors and analysts with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and allow for greater transparency with respect to key measures used by management to operate and analyze our business over different periods of time.

EBITDA is defined as net (loss) before interest expense, interest income, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted for equity-based compensation, employer payroll taxes related to equity-based compensation, net increase (decrease) in fair value of derivatives, restructuring charges, non-recurring strategic initiatives, non-recurring litigation, transaction expenses, goodwill impairment, non-recurring integration costs, capital market advisory fees and commercial start-up costs.

Recurring SG&A is defined as selling, general and administrative expense further adjusted for equity-based compensation allocated to selling, general and administrative expense, non-recurring strategic initiatives, non-recurring litigation, and reserves on Virgin Orbit receivables.

Similar excluded expenses may be incurred in future periods when calculating these measures. BigBear.ai believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. BigBear.ai believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating projected operating results and trends and in comparing BigBear.ai’s financial measures with other similar companies, many of which present similar non-GAAP financial measures to investors.

Management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which expense and income items are excluded or included in determining these non-GAAP financial measures.

Management uses EBITDA and Adjusted EBITDA as a non-GAAP performance measure which is defined in the accompanying tables and is reconciled to net (loss), the most directly comparable GAAP measure, in the tables above. The Company does not reconcile forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure (or otherwise describe such forward-looking GAAP measure) because it is not able to forecast the most directly comparable measure calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of the GAAP amounts are not predictable, making it impracticable for the Company to forecast. As a result, no guidance for the Company’s net (loss) income or reconciliation of the Company’s Adjusted EBITDA guidance is provided. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a potentially significant impact on its future net (loss) income.

We present reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures in the tables above.

About BigBear.ai

BigBear.ai is a leading provider of AI-powered decision intelligence solutions for national security, supply chain management, and digital identity. Customers and partners rely on BigBear.ai’s predictive analytics capabilities in highly complex, distributed, mission-based operating environments. Headquartered in Columbia, Maryland, BigBear.ai is a public company traded on the NYSE under the symbol BBAI. For more information, visit https://bigbear.ai/ and follow BigBear.ai on LinkedIn: @BigBear.ai and X: @BigBearai.

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investors@bigbear.ai

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